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                                                                      EXHIBIT 12


                         RAYONIER INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (Unaudited, thousands of dollars)

                                                                             Year Ended December 31,
                                                          -----------------------------------------------------------
                                                            1997         1996         1995         1994         1993
                                                          --------     ---------    ---------    ---------    -------
Earnings:
Income (loss) from continuing operations                 $  87,319    $     (160)  $  142,348   $   70,032   $   52,466

Add (deduct):
     Income tax                                             33,328       (13,297)      65,711       38,038       30,432
     Minority interest                                      25,520        27,474       29,897       32,419       22,508
     Amortization of capitalized interest                    2,067         4,505        1,963        1,644        1,411
                                                          --------     ---------    ---------    ---------    ---------
                                                           148,234        18,522      239,919      142,133      106,817
                                                          --------     ---------    ---------    ---------    ---------
     Adjustments to earnings for fixed charges:
     Interest and other financial charges                   25,868        27,662       33,615       31,065       23,368
     Interest factor attributable to rentals                 1,974         2,187        1,444        1,474        1,760
                                                          --------     ---------    ---------    ---------    ---------
                                                            27,842        29,849       35,059       32,539       25,128
                                                          --------     ---------    ---------    ---------    ---------
Earnings as adjusted                                     $ 176,076    $   48,371   $  274,978   $  174,672   $  131,945
                                                          ========     =========    =========    =========    =========

Fixed charges:
     Fixed charges above                                 $  27,842    $   29,849   $   35,059   $   32,539   $   25,128
Capitalized interest                                         5,005         2,664        1,346          194            -
                                                          --------     ---------    ---------    ---------    ---------
     Total fixed charges                                    32,847        32,513       36,405       32,733       25,128
                                                          --------     ---------    ---------    ---------    ---------


Total fixed charges                                      $  32,847    $   32,513   $   36,405   $   32,733   $   25,128
                                                          ========     =========    =========    =========    =========

Ratio of earnings as adjusted to
     total fixed charges                                      5.36          1.49         7.55         5.34         5.25
                                                          ========     =========    =========    =========    =========

Effective tax rate                                             28%         (42)%          32%          35%          37%
                                                          ========     =========    =========    =========    =========
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